NEWS RELEASE

Contact:	Kelly McAndrew Public Relations (914) 767-7690	Mary Winn Settino Investor Relations (914) 767-7216

THE PEPSI BOTTLING GROUP ANNOUNCES CHANGES
TO ITS BOARD OF DIRECTORS

SOMERS, N.Y., March 23, 2007 – The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that, as expected, John T. Cahill, 49, will resign from the Company as Executive Chairman of the Board effective March 31, 2007. At the same time, Barry H. Beracha will assume the role of Non-Executive Chairman of the Board. These changes were originally announced in July 2006.

Mr. Beracha, 65, who has served on PBG’s Board since March 1999, said, “John Cahill leaves an indelible mark on the history of PBG. During his tenure, the Company and its shareholders benefited from his strategic leadership and keen industry insight. John’s focus on growing shareholder value yielded substantial returns. We appreciate the time he has devoted to ensuring a smooth transition to President and Chief Executive Officer Eric Foss. PBG’s Board and his colleagues wish John much success as he moves on to the next chapter in his professional life.”

“As I move into the role of Non-Executive Chairman, I do so with tremendous confidence in Eric and the PBG team. PBG has a very promising outlook. I look forward to working with Eric and the Board on the strategy that will take us to the next phase of PBG’s growth.”

PBG’s Board also nominated a slate of directors for election at the Company’s Annual Meeting of Shareholders on May 23, 2007. Those nominees standing for re-election are Linda G. Alvarado, Barry H. Beracha, Eric J. Foss, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, Margaret D. Moore and John A. Quelch. Those nominees standing for election for the first time are Javier G. Teruel, Vice Chairman of the Colgate-Palmolive Company, and Hugh F. Johnston, PepsiCo’s Executive Vice President of Operations. Two current members of the Board, Thomas H. Kean and Clay G. Small, have chosen not to stand for re-election and therefore will leave the Board when their terms expire on May 23, 2007.

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.

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Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of PBG are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports.